            As filed with the Securities and Exchange Commission on June 2, 2000
                                         Registration Statement No. 333-________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                  FORM S-3 ___

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------
                             BIOSPHERE MEDICAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ----------------------

             DELAWARE                                   04-3216867
   (STATE OR OTHER JURISDICTION            (I.R.S. EMPLOYER IDENTIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)
                             ----------------------
                               1050 HINGHAM STREET
                          ROCKLAND, MASSACHUSETTS 02370
                                 (781) 681-7900
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)
                             ----------------------

                                JOHN M. CARNUCCIO
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BIOSPHERE MEDICAL, INC.
                               1050 HINGHAM STREET
                          ROCKLAND, MASSACHUSETTS 02370
                                 (781) 681-7900
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                               JOHN H. CHORY, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000
                             ----------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                   ------------------------------------------
                         CALCULATION OF REGISTRATION FEE

--------------------------------------------- ------------------ --------------- ----------------- -----------------
                                                                    Proposed         Proposed
                                                                    Maximum          Maximum
                                                                   Aggregate        Aggregate
  Title of Each Class of Securities to be       Amount to be       Price Per         Offering         Amount of
                 Registered                      Registered         Share(1)         Price(1)      Registration Fee
--------------------------------------------- ------------------ --------------- ----------------- -----------------
Common Stock, $0.01 par value per share       817,355 Shares(2)      $14.69        $12,006,945          $3,170
--------------------------------------------- ------------------ --------------- ----------------- -----------------

         (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of our Common Stock on the Nasdaq National Market on May 31, 2000.

         (2) Includes 163,468 shares of Common Stock issuable upon the exercise of warrants.
                    -----------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued June __, 2000

                             BIOSPHERE MEDICAL, INC.

                         817,355 SHARES OF COMMON STOCK
                                 ---------------

         This prospectus relates to resales of common stock, and shares of common stock underlying warrants, that we issued and sold to the selling stockholders listed on page 20. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         Our common stock is traded on the Nasdaq National Market under the symbol "BSMD." On May 31, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $14.84 per share.

                                 ---------------
         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                 ---------------
         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our principal executive offices are located at 1050 Hingham Street, Rockland, Massachusetts 02370 and our telephone number is (781) 681-7900.

                                   ----------
                The date of this prospectus is __________ , 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

WHO WE ARE ................................................................    1
RISK FACTORS ..............................................................    3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .........................   19
USE OF PROCEEDS ...........................................................   19
SELLING STOCKHOLDERS ......................................................   19
PLAN OF DISTRIBUTION ......................................................   22
LEGAL MATTERS .............................................................   24
EXPERTS ...................................................................   24
WHERE YOU CAN FIND MORE INFORMATION 24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................   24


                       -----------------------------------

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                   WHO WE ARE

OUR COMPANY

         We are a medical technology company that develops, markets, and manufactures innovative products for the treatment of hypervascularized tumors or arteriovenous malformations which are vascular defects using embolotherapy. Embolotherapy is a minimally invasive procedure in which embolic materials, such as our microspheres, are injected through a catheter into the blood vessels to inhibit blood flow to tumors and arteriovenous malformations. By selectively blocking the tumor's blood supply, embolotherapy is designed to cause the tumor to shrink. Our lead product, EmboSphere Microspheres, is an acrylic bead with a proprietary design that is used as an embolic material.

         We intend that our first products will target the treatment of hypervascularized tumors, which are tumors fed by a large number of blood vessels. Hypervascularized tumors include certain tumors affecting the brain and spinal cord, tumors in the uterus, known as uterine fibroids, and tumors associated with liver cancer. Our primary focus is on commercializing our microspheres for the treatment of uterine fibroids. We are also focused on the development and commercialization of microspheres for the treatment of liver cancer. Additionally, we are exploring and/or developing microspheres for use in the treatment of a number of conditions, including stress urinary incontinence, facial wrinkles and gastroesophageal reflux disease, and tissue repair.

         In April 2000, we received FDA clearance for embolization of hypervascularized tumors and arteriovenous malformations. We have commenced clinical testing under an Investigational Device Exemption, to support an application for FDA approval for the treatment of uterine fibroids using our Embosphere Microspheres. We intend, pending FDA clearance and approval, that our first products will target uterine fibroids and liver cancer. We do not anticipate receiving FDA labeling approval for use of our products in treating uterine fibroids and liver cancer before 2002, if at all. We received CE Mark approval of our Embosphere Microsphere product in the European Union in 1997 and received marketing approval in Australia and Canada in January 2000. We expect to file for marketing approval in Japan for our Hepasphere Microspheres product for the treatment of liver cancer within the next 24 months.

         Embolotherapy procedures have been performed for over 20 years by interventional radiologists. However, the current embolic material, polyvinyl alcohol, has many significant drawbacks, including limited effectiveness, limited control, difficulty with use and chronic inflammatory response. We believe our microspheres are a promising new alternative to the current embolic material.

         Based on the number of vials of Embosphere Microsphere product sold to date, we estimate that over 7,000 patients have been treated with Embosphere Microsphere products outside of the United States.

CORPORATE HISTORY

         We were incorporated in Delaware in December 1993. During 1999, we strategically refocused our business on the commercialization of our microspheres for medical applications. In February 1999, we acquired a 51% ownership interest in Biosphere Medical S.A. Biosphere Medical S.A. has the license to the embolotherapy device that is now the main focus of our business. In May 1999, we sold substantially all of our assets relating to the chromatography business and changed our name to BioSphere Medical, Inc. In April 2000, we increased our ownership interest in Biosphere Medical, S.A. to 85%. We have an option to acquire the remaining 15% at a later date. Our principal executive offices are located at 1050 Hingham Street, Rockland, Massachusetts 02370, and our telephone number is (781) 681-7900.

         Embosphere(R) is a registered trademark and BioSphere Medical(TM) and HepaSphere(TM) are trademarks of BioSphere Medical, Inc.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

OUR IMMEDIATE PRODUCT COMMERCIALIZATION EFFORTS ARE FOCUSED ON OUR EMBOSPHERE MICROSPHERES, FOR WHICH WE HAVE RECEIVED ONLY LIMITED REGULATORY APPROVALS TO DATE; WE HAVE NOT RECEIVED REGULATORY APPROVAL OR CLEARANCE TO MARKET ANY OTHER PRODUCTS

         Our immediate product commercialization efforts are focused on our Embosphere Microspheres. In April 2000, we obtained marketing clearance from the United States Food and Drug Administration, or FDA, for the use of our Embosphere Microspheres in the United States for the embolization of hypervascularized tumors and arteriovenous malformations. We have also received regulatory approval for marketing our Embosphere Microspheres in the European Union, Australia and Canada for use in the treatment of arteriovenous malformations, hypervascularized tumors and control of pre-surgical blood loss. Either a separate 510(k) notification or a premarket approval will be required from the FDA with respect to the marketing in the United States of Embosphere Microspheres for use in the embolization of uterine fibroids. In either case, clinical studies will be required. The regulatory approval process can take years. We do not have regulatory approvals or clearances to market any other product in any country, other than approvals to market our Embosphere Microspheres in the United States, the European Union, Australia and Canada. If we do not receive required regulatory approval or clearance to market our Embosphere Microspheres in the United States for the treatment of uterine fibroids or for any other product, or if required approvals or clearances are not received on a timely basis, our business will be materially adversely affected.

IF THE MARKET IS NOT RECEPTIVE TO OUR EMBOSPHERE MICROSPHERES PRODUCT, WE WILL BE MATERIALLY ADVERSELY AFFECTED

         We only recently began selling our Embosphere Microspheres product in the European Union and only recently received regulatory clearance for marketing our Embosphere Microspheres in the United States, Canada and Australia. We cannot predict whether our Embosphere Microspheres will be accepted in the market. The commercial success of our Embosphere Microspheres product will depend upon its acceptance by the medical community, patients and third party payors as clinically useful, cost effective and safe. Our Embosphere Microspheres are based upon new technologies and therapeutic approaches. As a result, it may be difficult for us to achieve market acceptance of this product. In particular, our success will depend upon obstetrics and gynecology physicians referring patients to interventional radiologists to receive treatment using our products in lieu of, or in addition to, receiving other forms of treatment which the obstetrics and gynecology physicians can provide directly. However, unless and until we receive the required regulatory approvals and clearances to market our Embosphere Microspheres in the United States for uterine fibroids, we cannot label or market our Embosphere Microspheres in the United States for the treatment of uterine fibroids. While we have begun clinical testing under an Investigational Device Exemption in order to apply for clearance or approval from the FDA for this specific indication, we cannot assure you that we will receive any required approval or clearance on a timely basis, if at all. In addition, market acceptance of our Embosphere Microspheres product may be adversely affected by negative publicity associated with any adverse medical effects attributed to embolization treatments generally or our product specifically. If we fail to achieve market acceptance of this product, we will be materially adversely affected.

IF OUR EMBOSPHERE MICROSPHERES PRODUCT DOES NOT PROVE TO BE SAFE OR EFFECTIVE THEN WE MAY BE REQUIRED TO WITHDRAW IT FROM THE MARKET

         We may not discover all potential problems with our Embosphere Microspheres product even after completing our testing or even after its use in the market. For example, Embosphere Microspheres are designed to remain in the body permanently. As a result, there may be some risk that some or all of the Embosphere Microspheres used in a medical procedure may travel in the blood system beyond the intended site of action and occlude, or block, other blood vessels, resulting in significant adverse health effects on the patient or even death. There is limited data concerning the long-term health effects on persons resulting from embolotherapy using our Embosphere Microspheres. If our product is found not to be safe or effective for any reason, we may be required to withdraw it from the market or we could incur fines or other penalties, which would have a material adverse effect on us.

OUR BUSINESS POTENTIALLY EXPOSES US TO SUBSTANTIAL PRODUCT LIABILITY CLAIMS, WHICH MAY RESULT IN LARGE MONETARY AWARDS AGAINST US AND NEGATIVE PUBLICITY; IN ADDITION, WE COULD BE SUBJECT TO PRODUCT RECALLS

         Our business exposes us to the risk of product liability claims, product recalls and fines or other penalties and associated adverse publicity that are inherent in the testing, manufacturing, marketing and sale of medical device products. We currently carry liability insurance with only limited coverage. We cannot predict our ability to maintain our current insurance coverage or to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when we need it. A successful product liability claim against us could require us to pay a substantial monetary award and subject us to negative publicity. Even if we maintain insurance coverage, our liability for damages could exceed the amount of coverage. In addition, a product recall could generate substantial negative publicity about our products and company and inhibit or prevent commercialization of other product candidates.

SEASONAL TRENDS MAY CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         We expect to experience seasonality in our business, particularly because we do a significant percentage of our business in the European Union, which typically experiences a slowdown in business during August. Accordingly, we expect to generate lower revenue during the summer months and higher revenue during the calendar year-end months. As a result, we expect our third quarter revenue in 2000 to be lower than each of our first and second quarter revenue in 2000. If we do experience these revenue fluctuations, market analysts and investors may not be able to predict our quarterly or annual operating results, and if we fail to meet expectations of market analysts and investors, the price of our common stock could decline.

OUR HISTORY OF LOSSES AND THE UNCERTAINTY OF OUR FUTURE PROFITABILITY MAKES OUR COMMON STOCK A HIGHLY SPECULATIVE INVESTMENT

         We have incurred operating losses since our inception and, as of March 31, 2000, had an accumulated deficit of approximately $37.5 million. We expect to spend substantial funds to continue research and product testing, to establish sales, marketing, quality control, regulatory and administrative capabilities, and for other general corporate purposes. We expect to incur increasing losses over the next several years as we expand our commercialization efforts.

         We cannot predict the size or duration of any future losses. We cannot be certain that we will ever become profitable or that, if we do become profitable, we will remain profitable on a continuing basis. Failure to become and remain profitable would depress the market price of our common stock and impair our ability to raise capital and continue our operations.

WE HAVE RECENTLY UNDERTAKEN A STRATEGIC REDIRECTION OF OUR BUSINESS AND THERE CAN BE NO ASSURANCE THAT OUR STRATEGIC SHIFT WILL PROVE TO BE SUCCESSFUL

         In early 1999, we decided to exit the chromatography business, which had constituted our core business, to focus on the commercialization of microspheres for use in embolotherapy and other medical applications. Consistent with this decision, in February 1999 we acquired a 51% ownership interest in Biosphere Medical S.A. In May 1999, we sold substantially all of our assets relating to the chromatography business and changed our name to BioSphere Medical, Inc. In April 2000, we increased our ownership interest in Biosphere Medical S.A. to 85%. We have an option to acquire the remaining 15% between December 31, 2003 and December 31, 2004. We have restated our historical financial statements to reflect the discontinuation of our chromatography business. In addition, 73% of 1999 revenue and 71% of first quarter 2000 revenue included in our restated financial statements was derived from the sale of products we consider to be nonstrategic and which we do not expect to constitute a significant portion of our revenue on an ongoing basis. We have no assurance that our decision to exit the chromatography business and focus on the commercialization of microspheres will prove to be successful.

WE MAY EXPERIENCE DELAYS, DIFFICULTIES OR UNANTICIPATED COSTS IN ESTABLISHING THE SALES AND MARKETING AND DISTRIBUTION CAPABILITIES NECESSARY TO GAIN MARKET ACCEPTANCE FOR OUR PRODUCTS

         We currently lack sales, distribution and marketing capabilities in the United States and have only limited sales, distribution and marketing capabilities in the European Union. To market our products directly, we must develop an effective marketing and sales force with technical expertise and a supporting distribution capability. Developing a marketing and sales force is expensive and time-consuming and could delay a product launch. Moreover, we may choose or find it necessary to enter into strategic partnerships to sell, market and distribute our products. The terms of any partnership may not be favorable to us. We currently rely on distributors to sell our products outside of France. We may not be able to provide adequate incentive to these distributors to promote our products. Our inability to successfully employ qualified marketing and sales personnel and develop our sales and marketing capabilities, or the failure of our distributors to promote our products would harm our business.

WE WILL INCUR SUBSTANTIAL COSTS TO EDUCATE PHYSICIANS ABOUT USING OUR PRODUCT CORRECTLY

         To use our Embosphere Microspheres correctly for a particular medical procedure, physicians must select and use the proper size and quantity of Embosphere Microspheres. A physician's selection and use of the wrong size or quantity of Embosphere Microspheres could have significant adverse health effects on the patient, including death. It will be necessary for us to incur substantial costs to educate physicians about the selection and use of the proper size and quantity of Embosphere Microspheres in patient therapy. This will involve spending significant amounts of money and allocating management resources to this effort. If we are not able to successfully educate physicians to properly use our product, we could be subject to substantial product liability claims and we will not achieve widespread market acceptance or significant product revenue.

WE HAVE ONLY ONE MANUFACTURING FACILITY, AND IF WE EXPERIENCE MANUFACTURING DELAYS OR INTERRUPTIONS IN PRODUCTION, OUR BUSINESS WOULD BE ADVERSELY AFFECTED

         We currently produce all of our Embosphere Microsphere products in one manufacturing facility in France. We would likely experience significant delays or cessation in production of our products at this facility if a labor strike, natural disaster, local or regional conflict or other supply disruption were to occur. If we are unable to manufacture our products at our facility in France, we may be required to enter into arrangements with one or more contract manufacturing companies. We do not currently have contingency plans in place and, if alternate arrangements are required, we could encounter delays or difficulties establishing relationships with contract manufacturers or in establishing agreements on terms that are favorable to us. Also, manufacturers, including us, must adhere to FDA's current Good Manufacturing Practices, or GMP regulations, which are enforced by the FDA through its facilities inspection program. We cannot assure you that third party manufacturers will be able to comply or maintain compliance with GMP regulations. Any failure to comply could significantly delay a 510(k) clearance or premarket approval. For a premarket approval device, if we change our manufacturing facility or switch to a third-party manufacturer we will be required to submit a premarket approval application supplement. For a 510(k) product, a change in our manufacturing location would require us to change our registration with the FDA. If we fail to produce enough products at our own manufacturing facility or at a third-party manufacturing facility, we may be unable to deliver products to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. In addition, if we are required to depend on third-party manufacturers, our profit margins may be adversely affected.

BECAUSE WE HAVE LIMITED SOURCES OF PRODUCTION AND SUPPLY, OUR ABILITY TO PRODUCE AND SUPPLY OUR PRODUCTS COULD BE IMPAIRED

         Certain key components of our Embosphere Microspheres are currently purchased from a limited number of outside sources and may only be available through a few sources. We generally do not have long-term agreements with any of our suppliers.

         Our reliance on our suppliers exposes us to risks including:

         - the possibility that one or more of our suppliers could terminate their services at any time without penalty;

         - the potential inability of our suppliers to obtain required components;

         - the potential delays and expenses of seeking alternative sources of supply;

         - reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers; and

         - the possibility that one or more of our suppliers could fail to satisfy any of the FDA's required current good manufacturing practices regulations.

         Consequently, in the event that components from our suppliers are delayed or interrupted for any reason, our ability to produce and supply our products could be impaired.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT ADEQUATELY PROTECT US FROM COMPETITION BY THIRD PARTIES USING OUR TECHNOLOGY, OR VERY SIMILAR TECHNOLOGY

         Although we own or license several patents and patent applications relating to our microsphere technology, these patents and patent applications may not afford meaningful protection for our technology and products. You should not assume that these patents and patent applications will necessarily prevent our competitors from designing products similar to or otherwise competitive with our Embosphere Microspheres and other products commercialized by us. Among other things, competitors may develop products similar to ours which are not protected by our owned or licensed patents. One of the three patents related to copolymers used to make our present Embosphere Microspheres will expire in June 2001 and relates to the co-polymers that are used to make the Embosphere Microspheres. We are currently developing a microsphere that has marking agents and cell adhesion promoters. The other two patents that relate to Embosphere Microspheres cover chemical coupling of marketing agents and cell adhesion promoters on the Embosphere Microspheres and do not cover the chemical components of Embosphere Microspheres. To the extent that our competitors are able to design products competitive with ours without infringing our intellectual property rights, we could be materially adversely affected. In addition, others may challenge our patents and, as a result, our patents could be narrowed, invalidated or rendered unenforceable. We cannot determine whether competitors have similar United States patent applications on file, since under the present United States patent laws, United States patent applications are secret until issued. The United States Patent and Trademark Office could initiate interference proceedings involving our owned or licensed United States patent applications or issued patents. Further, there is a substantial backlog of patent applications at the United States Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

         We have a license to technology invented by a Japanese inventor, however, the license is limited to a single Japanese patent application. In other words, corresponding United States and European patent applications were not filed by this inventor. We intend to file patent applications directed to improvements of this inventor's technology. However, there can be no assurance that such patent applications will issue as patents or that such patents, if issued, will provide sufficient protection against competitors. Further, we may be required to obtain additional licenses concerning the Japanese patent application, and any such licenses, if obtained, may not be on terms that are acceptable to us.

         The patent position of companies like ours generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the United States Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under patents like those we own, have licensed, may license or may file in the future. As a result, we may not prevail in any patent-related proceeding. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which could have a material adverse affect on us.

         We require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market.

WE MAY BE INVOLVED IN LAWSUITS TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS. IF WE LOSE, WE MAY LOSE THE BENEFIT OF SOME OF OUR INTELLECTUAL PROPERTY RIGHTS, THE LOSS OF WHICH MAY INHIBIT OR ELIMINATE OUR ABILITY TO EXCLUDE CERTAIN COMPETITORS FROM THE MARKET

         In order to protect or enforce our patent rights, we may have to initiate legal proceedings against third parties, such as infringement suits or interference proceedings. By initiating legal proceedings to enforce our intellectual property rights, we may also provoke these third parties to assert claims against us. Furthermore, we may be sued for infringing on the intellectual property rights of others, and we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court regarding the proprietary rights of others. For example, we were engaged in patent litigation that settled in December 1997 related to our discontinued business. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect us. In addition, litigation is time consuming and could divert management attention and resources away from our business.

         Our majority-owned French subsidiary, Biosphere Medical S.A., jointly owns two United States patents and corresponding foreign patents relating to microsphere technology for use in connection with embolotherapy with L'Assistance Publique-Hopitaux De Paris, referred to as AP-HP, a French public health establishment. Pursuant to the terms of a related license agreement with AP-HP, Biosphere Medical S.A. may be required to seek AP-HP's participation in any United States legal proceedings it initiates against third parties to protect or enforce its rights under the jointly-owned patents. If Biosphere Medical S.A. is not able to obtain the cooperation of AP-HP in any infringement suit against a third party, then its ability to pursue such suit and enforce these patent rights relating to the microspheres could be harmed, which could have a material adverse effect on us.

OUR RIGHT TO USE CERTAIN TECHNOLOGIES IS DEPENDENT ON LICENSES WHICH COULD BE TERMINATED OR LOST

         We are dependent on various license agreements relating to each of our current and proposed products that give us rights under certain intellectual property rights of third parties. These licenses impose various commercialization, sublicensing, royalty, insurance and other obligations on us. Our failure or any third party's failure to comply with the terms of any license could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS IS SUBJECT TO AN EXTENSIVE AND POTENTIALLY COSTLY GOVERNMENTAL APPROVAL PROCESS

         The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to governmental regulation by national and local government agencies in the United States and abroad. Our products are subject to approval or clearance by the FDA prior to marketing in the United States for commercial use. Our inability to obtain required regulatory approval or clearance on a timely or acceptable basis could harm our business. The process of obtaining necessary FDA approvals and clearances can be time-consuming, expensive and uncertain. Further, approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed. In addition, we may be required by the FDA to conduct a postmarket surveillance study on our embolotherapy device. If such a study revealed an unexpected rate of adverse events, the FDA could place further restrictions on the marketing of the device, or rescind its clearance.

         Some changes to legally-marketed devices also require new regulatory submissions, for example, a change in intended use or a change that affects safety or effectiveness. We may in the future make certain enhancements to our Embosphere Microspheres which we determine do not necessitate the filing of a new 510(k) notification. However, if the FDA does not agree with our determination, it will require us to make additional filings for the modification and we would be prohibited from marketing the modified product until we obtained FDA clearance or approval. The nature of marketing claims we will be permitted to make in labeling or advertising regarding our Embosphere Microspheres is limited to those specified in any FDA clearance or approval and claims beyond those cleared or approved will constitute a violation of the Federal Food, Drug, and Cosmetic Act. We have not received clearance from the FDA to market our Embosphere Microspheres for use in treating uterine fibroids. We do not expect to receive such clearance until 2002, if at all.

         Further, our embolotherapy device is classified into Class III by the FDA, which means that even though we have obtained 510(k) clearance to market the device, the FDA could promulgate a regulation requiring premarket approval of the device to allow it to remain on the market. A requirement for premarket approval will likely require us to conduct costly clinical trials and there is no guarantee that we can provide the FDA sufficient data for premarket approval in a timely fashion, if at all. Failure to obtain premarket approval would result in removal of our product from the United States market.

         Legally marketed products are subject to continuing FDA requirements relating to quality control and quality assurance, maintenance of records and documentation and labeling and promotion of medical devices. We are also required to submit medical device reports to the FDA to report device-related deaths, serious injuries and malfunctions, the recurrence of which would be likely to cause or contribute to a death or serious injury. These reports are publicly available and, therefore, can become a basis for private tort suits, including class actions.

         Medical device laws and regulations are also in effect in many countries outside the United States. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. Failure to comply with applicable federal, state and foreign medical device laws and regulations may harm our business, financial condition and results of operations.

WE ARE SUBJECT TO RULES REGARDING LABELING AND ADVERTISING AND VIOLATION OF THOSE RULES COULD ADVERSELY AFFECT OUR BUSINESS

         The federal, state and foreign laws and regulations regarding the manufacture and sale of our products are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, including product seizures, voluntary or mandatory recalls, voluntary or mandatory patient or physician notification, withdrawal of product clearances or approvals, withdrawal of IDE approval, restrictions on or injunctions against marketing our products, fines, injunctions and civil and criminal penalties. Our products are not specifically approved for labeling for use for uterine fibroids, which is one of the uses for which we anticipate physicians may use our products. We may not initiate discussions with physicians about this use and, if a physician initiates the discussion, we may only provide peer-reviewed literature.

         In addition, if we fail to comply with any applicable FDA requirements, the FDA could withdraw premarket approval or rescind premarket notification clearance. The FDA also has the authority to request repair, replacement or refund of the purchase price of any devices manufactured or sold by us. Any of these sanctions may have a material adverse effect on our business, financial condition and results of operations, and could materially adversely affect our ability to successfully market our products.

IT MAY TAKE LONGER THAN WE EXPECT TO COMPLETE CLINICAL TRIALS, MAKE REGULATORY SUBMISSIONS AND RECEIVE REGULATORY APPROVALS

         Although for planning purposes we forecast the timing of completion of clinical trials, regulatory submissions and regulatory approvals, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions, the rate of patient accruals and the uncertainties inherent in the regulatory approval process. Clinical trials involving our product candidates may not commence or be completed and we may not make regulatory submissions or receive regulatory approvals as forecasted, if at all.

         We have limited experience in conducting clinical trials and in obtaining regulatory approvals. In certain circumstances we rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. As a result, we will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. However, we will remain responsible for their regulatory compliance and the accuracy of the data. These trials may not commence or be completed as we expect or be conducted successfully. The uncertainties inherent in the regulatory approval process will affect our products in development as well as our existing embolotherapy products. Products that we are developing and intend to develop may not be successful in preclinical testing, or clinical testing, which most, if not all, will require. Moreover, these products may not obtain the necessary marketing clearances or approvals in a timely fashion, if at all. Failure to commence or complete, or delays in, any of our planned clinical trials, regulatory submissions or regulatory approvals could undermine investors' confidence in our ability to develop products, which could cause our stock price to decrease.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, WHICH COULD RESULT IN DECREASED DEMAND FOR OUR PRODUCTS AND PRICE REDUCTIONS

         Medical devices and therapeutics are rapidly evolving fields in which scientific and technological developments are expected to continue at a rapid pace. We have many competitors in the United States and abroad, including medical device and therapeutics companies, universities and other private and public research institutions. Our success depends upon our ability to develop and maintain a competitive position in the product categories and technologies on which we focus. Many of our competitors have greater capabilities, experience and financial resources than we do. Competition is intense and is expected to increase as new products enter the market and new technologies become available.

         Our competitors may:

         - develop technologies and products that are more effective than ours;

         - develop technologies that render our products obsolete or otherwise noncompetitive;

         - obtain regulatory approval for products more rapidly or effectively than we can;

         - design around patents owned or licensed by us or otherwise develop products similar to ours that do not infringe our intellectual property rights; and/or

         - obtain patent protection or other intellectual property rights that would block our ability to develop competitive products.

         We may not be able to improve our products or develop new products or technologies quickly enough to maintain a competitive position in our market and continue to grow our business. Moreover, we may not be able to compete effectively, and competitive pressures may adversely affect demand for our products or our profitability.

WE MAY NOT BE ABLE TO MEET THE OPERATIONAL, LEGAL AND FINANCIAL CHALLENGES THAT WE WILL ENCOUNTER IN OUR INTERNATIONAL OPERATIONS, WHICH MAY LIMIT THE GROWTH OF OUR BUSINESS

         Our operations are currently conducted primarily through our French subsidiary. Furthermore, we currently derive substantially all of our revenue from the sale of our Embosphere Microspheres and other products in the European Union. We are increasingly subject to a number of challenges which specifically relate to our international business activities. These challenges include:

         - failure of local laws to provide the same degree of protection against infringement of our intellectual property;

         - protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

         - potentially longer sales cycles to sell products, which could slow our revenue growth from international sales; and

         - potentially longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

         Our international operations may not be successful if we are unable to meet and overcome these challenges, which would limit the growth of our business.

WE MAY LOSE MONEY WHEN WE EXCHANGE FOREIGN CURRENCY RECEIVED FROM INTERNATIONAL SALES INTO U.S. DOLLARS OR MAKE FOREIGN CURRENCY PAYMENTS

         Most of our business is conducted in currencies other than the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period incurred. As result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency translation gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS BY THIRD PARTY PAYORS, THERE MAY BE NO COMMERCIALLY VIABLE MARKETS FOR OUR PRODUCTS

         The availability and levels of reimbursement by governmental and other third party payors affects the market for any medical device. There are currently a limited number of insurance companies that fully or partially reimburse for this procedure. These third party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products. Additionally, in both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. These proposals, if adopted, could affect our ability to market our products. Also, in certain foreign countries, particularly the countries of the European Union where our Embosphere Microspheres product is currently marketed and sold, the pricing of medical devices is subject to governmental control and the prices charged for our products have in some instances been reduced as a result of these controls. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount.

OUR PRODUCTS ARE TESTED IN LABORATORY ANIMALS, AND THIS FORM OF TESTING MAY BE CURTAILED BY SOCIAL FACTORS AND REGULATORY CHANGES

         Our research and development efforts often involve the controlled use of laboratory animals. Opposition to this practice by activist groups may interfere with the use of animal testing. Negative publicity generated by activist groups may harm companies using this practice, including us. In addition, physical force and demonstrations may occur against us which could delay the testing of our products. Lobbying efforts by activist groups and other groups and individuals against the use of animals in testing is ongoing, and may result in changes in laws, regulations or accepted clinical procedures that would restrict the use of animals in testing. In the event of a change in laws, regulations or accepted clinical procedures, delays in our product development will likely result until we find other methods for effective testing. In addition, preclinical testing in animals and in vitro is subject to good laboratory practices regulations. Failure to comply with good laboratory practices regulations could result in the inability to rely on data obtained in such testing to support proposed trials in humans and/or to support applications for marketing clearances or approvals.

WE DEPEND GREATLY ON THE INTELLECTUAL CAPABILITIES AND EXPERIENCE OF OUR KEY EXECUTIVES AND SCIENTISTS, AND THE LOSS OF ANY OF THEM COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP OUR PRODUCT CANDIDATES

         The loss of Jean-Marie Vogel, our Chairman, John M. Carnuccio, our President and Chief Executive Officer, Jonathan McGrath, our Vice-President Worldwide Research and Development or other key members of our staff could harm us. We also depend on our scientific collaborators and advisors, all of whom have other commitments that may limit their availability to us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as we expand our activities in clinical trials, the regulatory approval process and sales and manufacturing. We face significant competition for this type of personnel from other companies, research and academic institutions, government entities and other organizations. We cannot predict our success in hiring or retaining the personnel we require for continued growth.

IF WE MAKE ANY ACQUISITIONS, WE WILL INCUR A VARIETY OF COSTS AND MAY NEVER REALIZE THE ANTICIPATED BENEFITS

         If appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. If we undertake this or any other acquisition, the process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt or a decrease in the cash available for our operations, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could adversely affect our results of operations and financial condition.

         We currently own 85% of the outstanding capital stock of Biosphere Medical S.A. We have the right to acquire the remaining 15% of Biosphere Medical S.A. from December 31, 2003 until December 31, 2004. The purchase price payable upon exercise of this right is equal to 15% of the aggregate sales of Biosphere Medical S.A. and sales of our microspheres subject to our license agreement with Biosphere Medical S.A. for the twelve-month period prior to the exercise of our right. In addition, the holder of the remaining 15% of Biosphere Medical S.A. has a "put" right to require us to purchase the remaining 15% from December 31, 2003 until December 31, 2004. The purchase price payable by us upon the exercise of this put right is equal to 15% of the aggregate sales of Biosphere Medical S.A. and sales of our microspheres subject to our license agreement with Biosphere Medical S.A. for the nine-month period prior to the exercise of the put right. In any event, the price payable by us upon the exercise of the put right shall not be less than FF1,800,000 ($264,000 at March 31, 2000). If we are compelled by the minority stockholder to acquire the minority interest at a future date, we could be required to make a significant cash payment, which could result in the incurrence of debt or a decrease in the cash available for our operations.

IF WE FAIL TO MANAGE OUR GROWTH, OUR BUSINESS COULD BE IMPAIRED

         We expect to experience growth in the number of our employees and the scope of our operating and financial systems. This growth will result in an increase in responsibilities for both existing and new management personnel. Our ability to manage growth effectively will require us to continue to implement and improve our operational, financial and management information systems and to recruit, train, motivate and manage our employees. We may not be able to manage our growth and expansion, which would impair our business.

WE WILL CONTINUE TO NEED SUBSTANTIAL ADDITIONAL FUNDS, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS

         We will need to raise additional funds to successfully develop and commercialize our products. Other than a $2.0 million credit line with a bank, we have no committed source of capital. If we cannot raise more funds, we could be required to reduce our capital expenditures, scale back our product development, reduce our workforce and license to others products or technologies that we otherwise would seek to commercialize ourselves. We may not receive additional funding on reasonable terms or at all. We may seek to raise more money for working capital purposes by selling additional capital stock, which is a common strategy for companies such as ours. Any sales of additional shares of our capital stock are likely to dilute our existing stockholders. Further, if we issue additional equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Alternatively, we may borrow money from commercial lenders, possibly at high interest rates, which will increase the risk of your investment in us.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, WHICH COULD CAUSE A DECLINE IN OUR STOCK PRICE

         Our operating results could fluctuate significantly from quarter to quarter. We expect to continue to experience significant fluctuations as a result of a variety of factors, many of which are outside of our control. The following factors could affect our operating results:

         - seasonality, since we expect our revenue to decline substantially in the third quarter of each year from the first two quarters of each year;

         -        market acceptance of our products;

         -        the timing and scope of regulatory approvals or denials;

         -        the timing of revenue generated from product sales;

         -        the introduction and marketing of new products;

         -        changes in demand for our products;

         -        availability of the components used in our products; and

         - general and medical device industry-specific business and economic conditions.

         In addition, a large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if revenue declines or does not grow as anticipated, we might not be able to improve our operating margins. In addition, we plan to significantly increase operating expenses in the next several years. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular fiscal period.

         Due to the possibility of fluctuations in our revenue and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.

RISKS RELATING TO THIS OFFERING

THE MARKET PRICE OF OUR STOCK IS HIGHLY VOLATILE, AND, AS A RESULT, YOUR INVESTMENT IN US COULD RAPIDLY LOSE ITS VALUE

         The market price of our stock is highly volatile. As a result, your investment in us could rapidly lose its value. Factors that may have a significant negative effect on the market price of our common stock include:

         - actual or anticipated variations in quarterly operating results, as described above;

         - announcements of technological innovations or new commercial products by our competitors;

         - disclosure of unsuccessful results of clinical testing or regulatory proceedings and governmental denials;

         -        adverse developments in patent or other proprietary rights;

         -        public concern as to the safety of products developed by us;
                  and

         - general and industry-specific business, economic and market conditions.

         In addition, the stock market often experiences extreme price and volume fluctuations, which affect the market price of many medical device companies and which are often unrelated to the operating performance of these companies.

WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK VOLATILITY

         As described above, our stock price is highly volatile. Recently, when the market price of a stock has been volatile as our stock price has been, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

SEPRACOR INC. AND OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER US

         As of May 1, 2000, Sepracor Inc., together with its affiliates, beneficially own, in the aggregate, approximately 58% of our outstanding common stock. In addition, as of May 1, 2000, our executive officers and directors beneficially own in the aggregate approximately 10% of our outstanding common stock, excluding shares owned by Sepracor which certain of our directors and executive officers may be deemed to beneficially own. Two of our directors are executive officers of Sepracor. Sepracor and our executive officers and directors are able to control all corporate actions requiring stockholder approval irrespective of how our other stockholders may vote, including:

         -        the election of directors;

         -        the amendment of charter documents;

         - the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets; and

         - the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

         This ownership concentration could adversely affect the market price of our common stock. In addition, we cannot assure you that conflicts of interest between us and Sepracor will not arise, including with respect to competitive business activities and control of our management and our affairs.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial position or state other "forward-looking" information. The important factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

         Any forward-looking statements in this prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, possibly materially. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders.

         The selling stockholders will pay any selling commissions and expenses incurred by them for brokerage, accounting, tax, legal services or other expenses incurred by the selling stockholders in disposing of their shares, as well as any transfer taxes on the shares that they sell. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees of our accountants, and blue sky fees and expenses.

                              SELLING STOCKHOLDERS

         We issued the shares of common stock covered by this prospectus, including the shares of common stock underlying the warrants set forth below, in a private placement in February 2000. The following table sets forth, to our knowledge, certain information about the selling stockholders as of May 1, 1999. Beneficial ownership is calculated based on SEC requirements and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The percentage calculated for each selling stockholder is based upon the sum of the "Common Stock" and "Common Stock Issuable Upon Exercise of Warrants" columns.

         John Carnuccio is a director and the President and CEO of BioSphere; Jean-Marie Vogel is the Chairman of BioSphere; Timothy Barberich and David Southwell, directors of BioSphere, are President and CEO and Executive Vice President and CFO, respectively of Sepracor, the parent corporation of BioSphere. Except as set forth in the immediately preceding sentence, none of the selling stockholders has held any position or had any material relationship with BioSphere in the past three years.

         We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell all or any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.




                          Number of Shares of Common Stock       Number of         Number of Shares of Common Stock
                        Beneficially Owned Prior to Offering     Shares of         Beneficially Owned After Offering
                     -----------------------------------------    Common          -----------------------------------
                                                                Stock to be
                             Number                   Percent      Sold                  Number                     Percent
                     ------------------------      ----------- ------------     ------------------------------   -------------
                                      Common Stock                                              Common Stock
   Name of                             Issuable                                                  Issuable
   Selling             Common        Upon Exercise                               Common         Upon Exercise
 Stockholders           Stock         of Warrants                                Stock         of Warrants
-------------        -----------     --------------                            ----------     ----------------
ABS Employees'
Venture Fund
Limited
Partnership             27,777           6,944             *        34,721              0               0                0


ACI Capital /
BSMD, LLC               16,666           4,166             *        20,832              0               0                0


ACI Capital /
BSMDI, LLC             177,777          44,444           2.4       222,221              0               0                0

Timothy J.
Barberich               75,777(1)        6,944             *        34,721         48,000(1)            0                *

Biopergs, LLC           27,777           6,944             *        34,721              0               0                0

John M.
Carnuccio               89,955(1)        1,388             *         6,943         84,400(1)            0                *

Cerberus
Partners, L.P.          55,556          13,889             *        69,445              0               0                0

Cerberus
International,
LTD.                   111,112          27,778           1.5       138,890              0               0                0

Pequod
Investments,
L.P.                   100,000          25,000           1.3       125,000              0               0                0

Pequod
International,
LTD                     66,668          16,667             *        83,335              0               0                0

Richard Gallen
& Co. Pension
Trust 002               11,112           2,778             *        13,890              0               0                0

David P.
Southwell               13,555(1)        1,388             *         6,943          8,000(1)               0                *

Ursus Capital,
L.P.                    15,000           3,750             *        18,750              0               0                0

Jean-Marie
Vogel                  647,215(1)        1,388           6.6         6,943        641,660(1)            0              6.5
-------------------------

-------------------------
*Represents beneficial ownership of less than one percent of our common stock.

(1) Includes shares of common stock underlying options which are exercisable within 60 days of May 1, 2000 as follows: Timothy J. Barberich, 48,000 shares; John Carnuccio, 84,400 shares; David Southwell, 7,000 shares; and Jean-Marie Vogel, 607,433 shares. Excludes the 5,369,788 shares of common stock beneficially owned by Sepracor, the parent corporation of BioSphere, as to which shares Messrs. Barberich, Carnuccio, Southwell and Vogel disclaim beneficial ownership.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

         The selling stockholders will act independently of BioSphere in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; and

         -        in privately negotiated transactions.

         In connection with distributions of the shares or otherwise, the selling stockholders may:

         - enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

         - sell the shares short and redeliver the shares to close out such short positions;

         - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

         - pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

         In addition, the selling stockholders may sell any shares that qualify for sale pursuant to Rule 144 under Rule 144 rather than pursuant to this prospectus.

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth:

         -        the number of shares being offered;

         - the terms of the offering, including the name of any underwriter, dealer or agent;

         -        the purchase price paid by any underwriter;

         -        any discount, commission and other underwriter compensation;

         - any discount, commission or concession allowed or reallowed or paid to any dealer; and

         -        the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to the Registration Statement, (ii)

February 4, 2002 or (iii) such time as all of the shares covered by this prospectus can be sold without registration under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet web site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all the shares covered by this prospectus.

         The following documents that we have filed with the SEC are incorporated herein by reference:

         -        our Annual Report on Form 10-K for the year ended December 31,
                  1999;

         - our Quarterly Report on Form 10-Q for the quarters ended March 31, 2000;

         -        our Current Report on Form 8-K dated February 4, 2000;

         - all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

         - the description of our common stock contained in our Registration Statement on Form S-1, as amended (File No. 33-75212), including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, at no cost, by writing to:

                  BioSphere Medical, Inc.
                  1050 Hingham Street
                  Rockland, Massachusetts 02370
                  Attention:  Comptroller
                  Telephone:  (781) 681-7900

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred by us in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


             SEC registration fee                               $ 3,170
             Accounting fees and expenses                       $ 5,000
             Legal fees and expenses                            $30,000
                                                                -------
             Total expenses                                     $38,170
                                                                =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Ninth of the Registrant's Certificate of Incorporation requires the Registrant to indemnify each person who is or was or has agreed to be a director or officer of the Registrant against expenses (including attorney's fees), judgments, fines and amounts paid in settlement to the maximum extent permitted from time to time under the Delaware General Corporation Law, as amended. In addition, Article Eighth provides that no director or officer of the Registrant shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 102(b) (7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  LIST OF EXHIBITS.

4.1(1)   Certificate of Incorporation, as amended, of our company.

4.2(1)   By-Laws of our company.

4.3(2)   Specimen stock certificate for shares of common stock of our company.

5        Opinion of Hale and Dorr LLP.

23.1     Consent of Hale and Dorr LLP, included in Exhibit 5 filed herewith.

23.2     Consent of Arthur Andersen LLP.

24       Power of Attorney (See page II-6 of this Registration Statement).

---------------

(1) Incorporated by reference to our Registration Statement on Form S-8, dated June 10, 1996 (File No. 333-05621).

(2) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

ITEM 17.  UNDERTAKINGS.

         Our company, the undersigned registrant, hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of our company pursuant to the indemnification provisions described herein, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, BioSphere Medical, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockland, Massachusetts, on this 1st day of June, 2000.

                                    BIOSPHERE MEDICAL, INC.



                                    By:   /s/ John M. Carnuccio
                                          ---------------------
                                          John M. Carnuccio
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of BioSphere Medical, Inc, hereby severally constitute John M. Carnuccio, Robert M. Palladino and Jean-Marie Vogel, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable BioSphere Medical, Inc., to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

 SIGNATURE                                     TITLE                                      DATE
 ---------                                     -----                                      ----
 /s/ John M. Carnuccio                         President, Chief Executive Officer and     June 1, 2000
 _____________________                         Director (Principal Executive Officer)
 John M. Carnuccio.

 /s/ Robert M. Palladino                       Vice President and Chief Financial         June 1, 2000
 _______________________                       Officer(Principal Financial and
 Robert M. Palladino                            Accounting Officer)

 /s/ Jean-Marie Vogel                          Chairman and Director                      June 1, 2000
 ____________________
 Jean-Marie Vogel

                                               Director                                   June 1, 2000
 ________________________
 Timothy J. Barberich

 /s/ William M. Cousins, Jr.                   Director                                   June 1, 2000
 ___________________________
 William M. Cousins, Jr.

 /s/ Alexander M. Klibanov, Ph. D.
 _________________________________             Director                                   June 1, 2000
 Alexander M. Klibanov, Ph. D.



 ___________________________                   Director                                   June 1, 2000
 Paul A. Looney


/s/ Riccardo Pigliucci
 ___________________________                   Director                                   June 1, 2000
 Riccardo Pigliucci



                                               Director                                   June 1, 2000
 ___________________________
 David P. Southwell